Exhibit 10.1

Tel: 650-427-5000	Fax: 650-427-5001	www.vmware.com

August 18, 2008

Diane Greene

Dear Diane,

VMware is pleased to offer you a final payment of $400,000 in light of your mid-year departure from the Company. It is the desire of the Compensation and Corporate Governance Committee (and Board) to recognize your contribution to VMware’s performance and progress, and to offer this payment as final settlement of all wages and other payments owed to you under your Employment Agreement (dated 7/26/07).

We are distinguishing this from a pro rata bonus payment, since your Employment Agreement does not provide for a mid-year bonus payment, and the annual NEO bonus plan approved by the Committee (in February) expressly excludes midyear and pro rata bonus payments.

In consideration of the $400,000 payment, you agree to release, waive and discharge VMware, Inc., its employees, officers, directors, shareholders, related companies, predecessor and/or subsidiary companies, successors and assigns (“Releasees”) from all claims, suits, debts, liabilities, promises or causes of action, known or unknown, arising from or in any way related to your Employment Agreement. You expressly waive any rights under section 1542 of the California Civil Code which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You agree that Releasees have paid you all salary, wages, bonuses, accrued vacation, benefits, severance, stock, stock options and any other benefits and compensation due to you under the Employment Agreement.

Please acknowledge your agreement with this letter agreement and release by signing below. A check in the amount of $400,000, less applicable withholdings and deductions, will be delivered to you within 5 business days of VMware’s receipt of a signed original of this letter. Please note that the payment will be disclosed in our public filings as a payment made to you in connection with your departure in light of your service to VMware.

Very Truly Yours,

/s/ Betsy Sutter
Betsy Sutter
VP, Human Resources
I agree to the terms of this letter agreement and release.
/s/ Diane Greene
Diane Greene

Received August 25, 2008